EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS SECOND QUARTER
AND SIX MONTHS FISCAL 2012 RESULTS

Los Angeles, California – (November 9, 2011) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its second quarter and six months ended October 2, 2011.

Second Quarter Highlights

-	Net income increased $1.1 million to $0.6 million from a net loss of $0.5 million in the second quarter of fiscal 2011;
-	Second profitable quarter in the last three quarters;
-	Tenth straight quarter of sequential profitability improvement;
-
Third consecutive quarter of positive and sequential improvement in comparable store sales, which increased 3.1% in the second quarter compared to increases of 2.3% in the first quarter of fiscal 2012 and 1.3% in the fourth quarter of 2011;

-	Improved gross profit margin to 29.2% from 28.2% million in the second quarter of fiscal 2011; and
-	Gross profit margin for online business improved 106% on an 18% sales increase.

Second Quarter Results

Comparable store sales increased 3.1% and online sales increased 18% for the second quarter of fiscal 2012.  The increase in comparable store sales marked the third consecutive quarterly increase as well as an improvement over the prior two quarters (Q4: 1.3%, Q1: 2.3%, and Q2: 3.1%).  The increase in comparable store sales and online sales was offset by a decrease of $2.5 million due to a calendar shift (see “Fiscal Calendar” below for details), causing total sales to decrease 0.9% to $88.0 million for the second quarter of fiscal 2012 from $88.8 million for the second quarter of fiscal 2011.  The impact of the calendar shift is primarily the result of the Fourth of July weekend being included in the first quarter of fiscal 2012 compared to the second quarter in fiscal 2011.

Gross profit as a percent of sales increased to 29.2% from 28.2% for the second quarter of last year primarily due to a decrease in markdowns, as a result of a change in promotional strategy related to the Labor Day weekend, and an improvement in inventory shrinkage.  Selling, general and administrative (SG&A) expenses as a percent of sales slightly increased to 25.4% from 25.2% in the same period last year, primarily due to the decrease in leverage from the decline in total sales.

The Company’s net income for the quarter ended October 2, 2011 increased by $1.1 million to $0.6 million, or $0.04 per diluted share, from a net loss of $0.5 million, or $0.04 per diluted share, for the quarter ended September 26, 2010.

Craig Levra, Chairman and CEO, stated, “This quarter marked our second profitable quarter in the last three quarters and we continued to experience positive trends in comparable store sales and online sales.  We continued our investment in training so our Experts can effectively sell our first to market performance, technology and lifestyle merchandise.  Our data suggests our online business is helping drive customers into our stores, while establishing a national footprint online.  Additionally, our database has grown to over 1.5 million Action Pass members.  We are excited about the considerable improvement of our results which demonstrates the effectiveness of our strategies designed to return our company to profitability.”

Six-Month Results

For the six months ended October 2, 2012, total sales increased 1.4% to $170.8 million from $168.5 million for the first half of the prior fiscal year, primarily due to a comparable store sales increase of 2.7% and an online sales increase of 39%, partially offset by a calendar shift decrease of $1.2 million.

Gross profit as a percent of sales increased to 29.0% from 28.2% for the first six months of last year, primarily due to a decrease in markdowns, an improvement in inventory shrinkage and a decrease in rent expense.  SG&A expenses as a percent of sales decreased to 25.7% from 25.8% a year ago.

The Company’s net loss for the six months ended October 2, 2011 was reduced by $2.2 million to $0.2 million, or $0.02 per share, from a net loss of $2.5 million, or $0.17 per share, for the six months ended September 26, 2010.

Liquidity

On October 2, 2011, the Company’s bank credit facility had a borrowing capacity of $59.9 million, of which the Company utilized $43.6 million (including a letter of credit for $2.6 million) and had $16.3 million in availability.

Fiscal Calendar

The Company’s fiscal year consists of 52 or 53 weeks, ends on the Sunday nearest to the last day of March and is named for the calendar year ending closest to that date.  Fiscal 2011 was a 53 week year and thus included one extra week in the fourth quarter and ended on April 3, 2011.  As a result of the extra week in fiscal 2011, the fiscal quarters of 2012 may not compare to fiscal 2011 due to the calendar shift of sales related to holiday promotions.  The results for the 13 and 26 weeks ended October 2, 2011 are compared to the 13 and 26 weeks ended September 26, 2010, except for comparable store sales results, which compare the 13 and 26 weeks ended October 2, 2011 to the 13 and 26 weeks ended October 3, 2010.  For a more detailed discussion of the calendar shift, see “Item 1. Business – Fiscal Calendar” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2011.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty retailer with 54 stores in California, Nevada, Arizona and Utah; Sport Chalet online at sportchalet.com; and a Team Sales division.  The Company offers over 50 specialty services for the sports enthusiast, including climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, custom golf club fitting, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including, but not limited to the effectiveness of the Company’s strategies to return to profitability, involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations (Unaudited)

	13 weeks ended		26 weeks ended
	October 2, 2011	September 26, 2010	October 2, 2011	September 26, 2010
	(in thousands, except per share amounts)
Net sales	$87,980	$88,763	$170,804	$168,450
Cost of goods sold, buying and occupancy costs	62,281	63,755	121,281	120,902
Gross profit	25,699	25,008	49,523	47,548

Selling, general and administrative expenses	22,340	22,328	43,955	43,480
Depreciation and amortization	2,329	2,549	4,897	5,188
Income (loss) from operations	1,030	131	671	(1,120)

Interest expense	431	649	896	1,341
Income (loss) before income taxes	599	(518)	(225)	(2,461)

Income tax provision	-	-	2	-
Net income (loss)	$599	$(518)	$(227)	$(2,461)

Earnings (loss) per share:
Basic	$0.04	$(0.04)	$(0.02)	$(0.17)
Diluted	$0.04	$(0.04)	$(0.02)	$(0.17)

Weighted average number of common shares outstanding:
Basic	14,190	14,189	14,190	14,188
Diluted	14,223	14,189	14,190	14,188

Sport Chalet, Inc.

Consolidated Balance Sheets

	October 2,	April 3,
	2011	2011
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$2,005	$51
Accounts receivable, net	5,231	2,109
Merchandise inventories	95,891	93,588
Prepaid expenses and other current assets	4,641	4,542
Total current assets	107,768	100,290

Fixed assets, net	24,044	26,830
Total assets	$131,812	$127,120

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$28,022	$21,606
Loan payable to bank	41,074	40,854
Salaries and wages payable	3,518	3,247
Other accrued expenses	15,809	16,943
Total current liabilities	88,423	82,650

Deferred rent	20,606	22,024
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares – 12,414,490 at
October 2, 2011 and 12,413,490 at April 3, 2011	124	124
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – 1,775,821 at
October 2, 2011 and 1,775,821 at April 3, 2011	18	18
Additional paid-in capital	36,671	36,107
Accumulated deficit	(14,030)	(13,803)
Total stockholders’ equity	22,783	22,446
Total liabilities and stockholders’ equity	$131,812	$127,120

Sport Chalet, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	26 weeks ended
	October 2, 2011	September 26, 2010
	(in thousands)
Operating activities
Net loss	$(227)	$(2,461)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,897	5,189
Share-based compensation	564	436
Changes in operating assets and liabilities:
Accounts receivable	(3,122)	(2,146)
Merchandise inventories	(2,303)	3,572
Prepaid expenses and other current assets	(99)	(202)
Income tax receivable	-	9
Accounts payable	6,416	2,073
Salaries and wages payable	271	106
Other accrued expenses	(1,856)	(2,301)
Deferred rent	(1,418)	(217)
Net cash provided by operating activities	3,123	4,058

Investing activities
Purchase of fixed assets	(1,389)	(305)
Net cash used in investing activities	(1,389)	(305)

Financing activities
Proceeds from bank borrowing	181,119	173,748
Repayment of bank borrowing	(180,899)	(178,490)
Proceeds from exercise of stock options	-	12
Net cash provided by (used in) financing activities	220	(4,730)

Increase (decrease) in cash and cash equivalents	1,954	(977)
Cash and cash equivalents at beginning of period	51	2,906
Cash and cash equivalents at end of period	$2,005	$1,929

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$906	$1,272
Income tax	$2	$-

Supplemental Disclosure of non-cash investing and financing activities
Fixed assets acquired under capital leases	$722	$-